AMENDMENT AND ASSUMPTION AGREEMENT

This Amendment and Assumption Agreement (the “Agreement”) is made as of September 11, 2025 (the “Effective Date”) by and among Invesco Advisers, Inc. (“Invesco Advisers”) and Invesco Management S.A. (“IMSA”).

WITNESSETH THAT:

WHEREAS, on August 29, 2025, Invesco Asset Management Deutschland GMBH (“IAMD”), an indirect, wholly-owned subsidiary of Invesco Ltd., merged with and into IMSA, also an indirect, wholly-owned subsidiary Invesco Ltd., pursuant to an entity consolidation initiative in Invesco’s EMEA region (the “Merger”);

WHEREAS, the Merger was a statutory merger pursuant to which, by operation of law, all assets, liabilities and obligations of IAMD became the assets, liabilities and obligations of IMSA and all of the personnel and operations of IAMD were transferred to IMSA;

WHEREAS, prior to the Merger, IAMD was an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, concurrent with the Merger, IMSA registered as an investment adviser with the SEC as a successor to IAMD;

WHEREAS, Invesco Advisers and IAMD are parties to an Amended and Restated Master Intergroup Sub-Advisory Contract dated as of July 1, 2020, as amended (the “Sub-Advisory Contract”), pursuant to which IAMD may provide sub-advisory services to series of the Invesco Funds listed on Exhibit A of the Sub-Advisory Contract (the “Trusts”);

WHEREAS, the Merger did not result in a change of actual control or management of IAMD and, therefore, under Rule 2a-6 of the Investment Company Act of 1940 (the “1940 Act”), is not an assignment that would cause a termination of the Sub-Advisory Contract in accordance with its terms; and

WHEREAS, at a meeting held on September 11-12, 2025, the Board of Trustees of the Trusts, including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trusts or any investment adviser to the Trusts, approved this Agreement that memorializes the transfer of IAMD’s duties and obligations under the Sub-Advisory Contract to IMSA.

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUB-ADVISORY CONTRACT. References to IAMD in the Sub-Advisory Contract are hereby changed from “Invesco Asset Management Deutschland GMBH” to “Invesco Management S.A.” Additionally, the address of Invesco Asset Management Deutschland GMBH in Exhibit B to the Sub-Advisory Contract is deleted and replaced with:

Invesco Management S.A.

President Building

37A Avenue JF Kennedy

L-1855 Luxembourg

2. ASSUMPTION BY IMSA. IMSA, intending to be legally bound, hereby agrees to assume all of the duties and obligations of IAMD with respect to the provision of services under the Sub-Advisory Contract and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF IMSA. IMSA hereby represents and warrants: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations of IAMD under the Sub-Advisory Contract;

(iii) all actions required of IMSA to assume the duties and obligations of IAMD under the Sub-Advisory Contract have been taken; (iv) this Agreement creates a valid and binding agreement enforceable against IMSA in accordance with its terms; and (v) the Sub-Advisory Contract creates a valid and binding agreement enforceable against IMSA in accordance with its terms.

4. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Texas and the 1940 Act.

5. FURTHER ASSURANCES. IMSA agrees to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by IAMD and the assumption by IMSA of the duties and obligations under the Sub-Advisory Contract.

6. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Name:	Melanie Ringold
Title:	Secretary and Senior Vice President

INVESCO MANAGEMENT S.A.

By:	/s/ Marion Geniaux
Name:	Marion Geniaux
Title:	Director

By:	/s/ Billyana Kuncheva
Name:	Billyana Kuncheva
Title:	Director